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                                                                    EXHIBIT 99.2

FOR FURTHER INFORMATION CONTACT:

Marcus Faust
Executive Vice President and Chief Financial Officer
216-206-1217
mfaust@metrobat.com

METROPOLITAN FINANCIAL CORP. ISSUES CLARIFICATION TO PRESS RELEASE

Highland Hills, Ohio - July 25, 2002 - Metropolitan Financial Corp. (Nasdaq:
METF), the parent company (the "Company") of Metropolitan Bank and Trust Company (the "Bank"), issued a press release earlier today announcing, among other things, the terms of a Supervisory Directive from the Office of Thrift Supervision (the "OTS"). The press release included the following paragraph, which was excerpted from the Supervisory Directive:

         Finally, the Supervisory Directive prohibits the Company, without prior OTS approval, from (i) paying any dividends, or (ii) making any other payments except those that it was legally obligated to make pursuant to contracts in effect on July 5, 2002, and payment of expenses in the ordinary course of business.

The Company seeks to clarify that the provisions of the Supervisory Directive referenced in the preceding paragraph do not prohibit the Company from using its unconsolidated resources to make scheduled contractual payments to Metropolitan Capital Trust I and Metropolitan Capital Trust II. Payments by the Company to the trusts are used by the trusts to pay dividends on the cumulative trust preferred securities of Metropolitan Capital Trust I (Nasdaq: METFP) and Metropolitan Capital Trust II (Nasdaq: METFO). The Supervisory Directive does not prohibit Metropolitan Capital Trusts I and II from paying dividends on their respective cumulative trust preferred securities. Prior OTS approval would be required for the Bank to pay dividends to the Company.

In addition, the Company seeks to revise the fifth paragraph under the heading "Review of Results" from the press release issued earlier today. The paragraph is revised to read as follows:

         Excluding gains on the sale of securities, fee income for the second quarter and year-to-date was $2.3 million and $5.9 million, respectively, a decline of 26.7% and an increase of 14.4%, respectively, from the prior year three- and six-month periods. Much of the decline can be attributed to the decrease in loan servicing fee income net of amortization and impairment of loan servicing rights in a declining interest rate environment. Loan servicing fee income, net of amortization and impairment of loan servicing rights, increased from a loss of $674,000 for last year's second quarter to a loss of $1.5 million this quarter, primarily because amortization and impairment of loan servicing rights increased from a loss of $2.1 million for last year's second quarter to a loss of $3.0 million




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         this quarter. Excluding this decline in loan servicing rights, fee income was unchanged from the previous year's second quarter.

Forward-Looking Statement and Associated Risk Factors

This release contains forward-looking statements that are subject to assumptions, risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate to historical or current facts. They often include the words "believe," "expect," "anticipate," "likely," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors, including: changes in interest rates; continued weakening in the economy and other factors that would materially impact credit quality trends, real estate lending and the ability of the Bank to generate loans; business and other factors affecting the economic outlook of individual borrowers of the Bank and their ability to repay loans as agreed; the ability of the Company and the Bank to timely meet their obligations under their respective supervisory agreements and the July 8, 2002, Supervisory Directive; the status of relevant markets in which the Company and the Bank may sell various assets; an increase in the dollar amount of non-performing loans held by the Bank; increased competition which raises rates paid on demand and time deposits offered by the Bank; adverse developments in material collection and other lawsuits involving the Bank and the Company; delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; changes in law imposing new legal obligations or restrictions; the ability of the Bank to continue to use the Federal Home Loan Bank as a source of liquidity; and changes in accounting, tax or regulatory practices or requirements.